Exhibit 10-O-9

Performance-Based Restricted Stock Unit Award Metrics for 2014

On February 12, 2014, the Compensation Committee of the Board of Directors of the Company approved the specific performance goals and business criteria to be used for purposes of determining any future performance-based restricted stock unit final awards for the 2014 performance-year for participants, including executive officers, under the Company's shareholder-approved 2008 Long-Term Incentive Plan (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

For all participants, the Corporate performance criteria to be used for 2014 under the plan include attaining specified levels of:

•	Automotive Revenue (20%)

•	Automotive Operating Margin* (30%)

•	Ford Credit Profit Before Tax (10%)

•	Automotive Operating-Related Cash Flow* (20%)

•	Quality (20%)

Based on business performance results for 2014 against the targeted levels established for each metric, the Compensation Committee will determine the percentage of the target award that is earned, which could range between 0% and 100% depending on actual performance achieved relative to the target levels. The maximum performance level that can be achieved for any single metric for the 2014 Performance Unit grants is 200%; however, the maximum amount of Restricted Stock Units that can be earned as a Final Award is limited to 100% of the target award.

* Excludes special items